Exhibit 10.19

Freenome Holdings, Inc.

May 13, 2025

Linh H. Le

Re:         Offer of Employment by Freenome Holdings, Inc.

Dear Linh:

I am very pleased to confirm our offer to you of employment with Freenome Holdings, Inc. (the “Company”). The terms of our offer and the benefits currently provided by the Company are as follows:

1.         Position and Start Date. You are being offered the position of Chief Financial Officer, reporting to me. This is a full-time hybrid position with periodic travel required to our Brisbane, California office. Your anticipated start date will be May 19, 2025.

2.         Starting Salary. Your starting salary will be $485,000 per year and will be subject to annual review. Your position is classified as exempt from overtime. As an exempt employee, you will be expected to work the Company’s normal business hours as well as additional hours as required by the nature of your work assignments, and you will not be entitled to overtime compensation.

3.        Bonus. You will be eligible to receive a target bonus of 50% of your base salary for each fiscal year of the Company, based on achievement of individual and Company performance criteria, as established by the Board of Directors of the Company (the “Board’’). You must be employed on the bonus payment date, in order to be eligible to earn and receive the bonus. Any bonus for a fiscal year will be paid within 2½ months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment and will be pro-rated for a partial year. The determinations of the Board with respect to your bonus will be final and binding.

4.           Benefits. In addition, you will be eligible to participate in regular health insurance, bonus and other employee benefit plans established by the Company for its employees from time to time.

The Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment.

Linh. H. Le
Employment Offer

5.           Equity

(a)         Stock Option. We will recommend to the Board that you be granted the option to purchase up to 454,545 shares of Common Stock of the Company (the “Common Stock”), under the Company’s 2016 Equity Incentive Plan (the “Plan”) at the fair market value of the Common Stock as determined by the Board on the date the Board approves such grant (the “Option”). Your Option will be subject to the terms and conditions of the Plan and your option agreement. The shares subject to the Option will vest at the rate of 25% at the end of your first anniversary with the Company, and an additional 2.0833% per month thereafter, for so long as you remain employed by the Company through each vesting date. However, the grant of such option by the Company is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company. Further details on the Plan and any specific option grant to you will be provided upon approval of such grant by the Board.

(b)         Restricted Stock Units. In addition, subject to the approval of the Board, the Company will grant you restricted stock units to acquire 227,272 shares of Common Stock (“RSUs”) under the Plan and a restricted stock unit agreement to be entered between the Company and you (an “RSV Agreement”). As more fully described in (and as such terms are defined in) the RSU Agreement governing the RSUs, the RSUs will be subject to vesting based on the satisfaction of a Liquidity Event Requirement and a time-based Service Requirement. You will satisfy the Service Requirement with respect to the RSUs in accordance with the following schedule, subject to your Continuous Service with the Company on each vesting date: 25% of the RSUs will satisfy the Service Requirement on the first Quarterly Vest Date (as defined below) that is on or after your first anniversary with the Company, and an additional 6.25% of the RSUs will satisfy the Service Requirement on each Quarterly Vest Date thereafter, for so long as you remain in Continuous Service with the Company through each vesting date. The Liquidity Event Requirement will be satisfied upon either an IPO or an Acquisition, as described more fully in the award agreement governing the RSUs. However, the grant of such RSUs by the Company is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company. Further details on the Plan and any specific RSU grant to you will be provided upon approval of such grant by the Board.

For purposes of this Agreement, a “Quarterly Vest Date” means February 15, May 15, August 15, and November 15 of each calendar year.

(c)          Acceleration:

(i)          If the Company consummates a Change in Control and within the three (3) months period prior to and ending twelve (12) months after such Change in Control, your Continuous Service is Involuntarily Terminated, then (X) I 00% of the then unvested shares subject to your Option shall fully vest and (Y) your RSUs will be deemed to have satisfied the Service Requirement in full (the “Vesting Acceleration”). In each case, the Vesting Acceleration shall be: (I) effective upon the later to occur of the date of your Involuntary Termination and the closing of the Change in Control and (11) subject to your satisfaction of the Release Requirement set forth in Section 6 below.

(ii)        If your Continuous Service is Involuntarily Terminated within one year of commencing employment, outside of a Change of Control, then:

Linh. H. Le
Employment Offer

(1)         the unvested shares subject to your Option shall vest at the rate of 1/48th per month from the date your employment commenced for each full month of employment completed; and

(2)         the portion of your RSUs that have not yet satisfied the Service Requirement shall vest at the rate of 1/16th for each Quarterly Vest Date that has occurred from the date your employment commenced, with such acceleration effective as of your Separation provided you satisfy the Release Requirement set forth in Section 6 below.

(d)        If you are subject to an Involuntary Termination, then your Option will expire on the earliest of the following occasions: the expiration date; or the date two (2) years after the termination of your employment, provided you satisfy the Release Requirement set forth in Section 6 below. The Option will remain subject to the terms of Section 9(c) of the Plan. In the event there is a conflict between this Offer Letter and the Stock Option Agreement or Plan, this Offer Letter shall control.

6.           Severance. If your employment is terminated by the Company without Cause or you resign for Good Reason, then the Company will pay you an amount equal to nine (9) months of your base salary and target bonus at the rate in effect at the time of your Separation. Your severance will be paid in equal monthly installments in accordance with the Company’s standard payroll procedures and will cease once you have commenced new employment, provided that you shall receive no less than three (3) months of severance payments. However, this Section 6 will not apply unless you (i) have returned all Company property in your possession and (ii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company (the “Release Requirement”). The release must be in the form prescribed by the Company. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 50 days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 6. The cash severance payments will commence within 60 days after your Separation and, once they commence, will include any unpaid amounts accrued from the date of your Separation.

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of the Employee Invention Assignment and Confidentiality Agreement, (c) your material breach of any other agreement between you and the Company, provided the Company shall give you written notice of the alleged failure and thirty days to cure if a cure is possible, (d) your material failure to comply with the Company’s written policies or rules provided the Company shall give you written notice of the alleged failure and thirty days to cure if a cure is possible, (e) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (f) your willful misconduct, (g) a determination by the Board that your performance is unsatisfactory after there has been delivered to you a written demand for performance which describes the specific deficiencies in your performance and the specific manner in which your performance must be improved, and which provides thirty (30) business days from the date of notice to remedy such performance deficiencies, or (h) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

Linh. H. Le
Employment Offer

“Change in Controf’ shall have the meaning assigned to such term in the Plan.

“Continuous Service” shall have the meaning assigned to such term in the Plan. For all purposes applicable to the Option and the RSUs, your service will include service as an employee or consultant, but not as a member of the Board.

“Good Reason” means your voluntary resignation after one of the following conditions has come into existence without your consent: (a) a material diminution of your authority, duties, or responsibilities, (b) a reduction in your base salary (other than in connection with a general decrease in the salary of all employees with a title of vice president or above), or (c) a relocation of your principal workplace to a facility or a location more than fifty (50) miles from your then current location. A resignation will not be deemed to be made with “Good Reason” unless you give the Company written notice of the condition within 30 days after the condition comes into existence, the Company fails to remedy the condition within 30 days after receiving your written notice and your resignation is effective 30 days after the Company receives your written notice.

“Involuntary Termination” shall mean (i) your termination by the Company for reasons other than Cause, or (ii) your resignation for Good Reason.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

7.         Protection of Confidential and Proprietary Information. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the Company’s interests, as a condition of employment, you must sign and abide by the Company’s standard “Employee Invention Assignment and Confidentiality Agreement,” attached hereto as Exhibit A.

8.           No Breach of Obligations to Prior Employers. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or violate any other obligations you may have to any former employer. You represent that your signing of this offer letter, agreement(s) concerning stock options or RSUs granted to you, if any, under the Plan and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

9.          No Competition During Employment. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

Linh. H. Le
Employment Offer

10.        At Will Employment. Employment with the Company is for no specific period of time. Should you accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) are superseded by this offer letter. Further, your participation in any equity or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and practices, may change from time to time, the “at-will” nature of your employment may be changed only in an express, written employment agreement signed by you and a duly authorized officer of the Company (other than you).

11.        Tax Matters. All forms of compensation referred to in this offer letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

12.        Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

13.         Arbitration and Class and Collective Action Waiver. To the fullest extent permitted by law, you and the Company agree to submit to mandatory binding arbitration, pursuant to and governed by the Federal Arbitration Act (the “FAA”), any and all claims that (a) you may have against the Company and its directors, officers, owners, employees, agents, successors and assigns, and (b) the Company may have against you, arising out of or related to your employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, discrimination, harassment and/or retaliation based upon any federal, state or local ordinance, statute, regulation or constitutional provision, and individual claims under the California Private Attorneys General Act (California Labor Code Section 2698, et seq.) (“PAGA”) (collectively, “Arbitrable Claims”). Further, to the fullest extent permitted by law, you and the Company agree that no class or collective actions can be asserted in arbitration, court or any other forum. All claims must be brought solely in your or the Company’s individual capacity, and not as a plaintiff or class member in any purported class or collective proceeding.

Linh. H. Le
Employment Offer

Notwithstanding the foregoing, nothing in this arbitration provision restricts: (w) your right under the FAA to elect to pursue claims for sexual harassment and/or sexual assault in court, on an individual, class action or collective action basis; (x) your right, if any, to file in court a non-individual, representative action under PAGA, if you have standing to pursue such an action and it is permitted under applicable law; (y) your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor, and before state agencies in connection with claims for workers’ compensation, unemployment and/or disability insurance benefits); or (z) a party’s right to seek injunctive or other provisional relief in court, where permitted by applicable law, including, but not limited to, in connection with the misappropriation of a party’s private, proprietary, confidential or trade secret information.

SUBJECT TO THE ABOVE, THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS. THE PARTIES FURTHER WAIVE ANY RIGHTS THEY MAY HAVE TO PURSUE OR PARTICIPATE IN A CLASS OR COLLECTIVE ACTION PERTAINING TO ANY CLAIMS BETWEEN YOU AND THE COMPANY.

The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect, provided however, that the FAA, including its procedural provisions for compelling arbitration, shall govern and apply to this arbitration provision. The JAMS rules may be found at https://www.jamsadr.com/rules-employment. If you are unable to access these rules, please let me know and I will provide you with a hardcopy. Unless the parties agree otherwise, the arbitration hearing shall take place in the JAMS office nearest to your current or most recent former place of work. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. This arbitration provision is governed by and will be construed in accordance with the FAA, and it shall only apply to claims that are subject to mandatory binding arbitration under applicable law. If, for any reason, any term of this arbitration provision is held to be invalid or unenforceable, all other valid terms and conditions herein shall be severable in nature and remain fully enforceable.

14.      Background Check. This offer is contingent upon a satisfactory verification of criminal, education, driving and/or employment background. This offer can be rescinded based upon data received in the verification.

15.       Entire Agreement. This offer, once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this offer letter for the purpose of inducing you to execute this offer letter, and you acknowledge that you have executed this offer letter in reliance only upon such promises, representations and warranties as are contained herein.

16.        Acceptance. This offer will remain open until May 20, 2025. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

Linh. H. Le
Employment Offer

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/ Aaron Elliott
Aaron Elliott, Chief Executive Officer

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Linh H. Le	Date signed:	14-May-2025
Linh H. Le

EXHIBIT A

Employee Invention Assignment and Confidentiality Agreement